Registration No. 333-

As filed with the United States Securities and Exchange Commission on November 5, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orion Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1847269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2210 Woodland Drive

Manitowoc, WI 54220

(Address, including zip code, of registrant’s principal executive offices)

Orion Energy Systems, Inc. Stock Option Award Agreement

(Full title of the plan)

J. Per Brodin Chief Financial Officer Orion Energy Systems, Inc. 2210 Woodland Drive Manitowoc, WI 54220 (920) 892-9340	Copy to: Steven R. Barth, Esq. Garrett F. Bishop, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to an individual stock option award agreement between Orion Energy Systems, Inc. (the “Registrant”) and Sally A. Washlow (the “Option Award Agreement”), on July 18, 2025, the Registrant granted options covering 50,000 shares of the Registrant’s common stock, no par value (“Common Stock”) (as adjusted as a result of the reverse stock split of the Company’s common stock at a ratio of 1:10, which was effected on August 22, 2025) to Sally A. Washlow as a material inducement to Ms. Washlow’s acceptance of employment as Chief Executive Officer of the Registrant. Pursuant to the Option Award Agreement, the stock option award was subject to, and contingent upon, shareholder approval. The Registrant’s shareholders approved the stock option award on August 7, 2025. This Registration Statement registers the Common Stock issuable upon exercise of such options. The inclusion of such shares herein does not necessarily represent a present intention of Ms. Washlow to sell any or all such shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents constituting Part I of this Registration Statement will be sent or given to the participant as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the Commission on June 26, 2025.

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 filed with the Commission on August 6, 2025.

3.	The Registrant’s Quarterly Report on Form 10-Q for the second quarter ended September 30, 2025 filed with the Commission on November 5, 2025.

4.	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 14, 2025; May 5, 2025; June 3, 2025; August 8, 2025; August 19, 2025; September 8, 2025; and October 3, 2025.

4.

The description of the Registrant’s common stock contained in or incorporated into the Registrant’s Registration Statement on Form 8-A, filed June 15, 2015, and any amendment or report updating that description.

5.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated herein by reference.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated bylaws provide that, to the fullest extent permitted or required by Wisconsin law, the Registrant will indemnify all of its directors and officers, any trustee of any of its employee benefit plans, and person who is serving at its request as a director, officer, employee or agent of another entity, against certain liabilities and losses incurred in connection with these positions or services. The Registrant will indemnify these parties to the extent the parties are successful in the defense of a proceeding and in proceedings in which the party is not successful in defense of the proceeding unless, in the latter case only, it is determined that the party breached or failed to perform his or her duties to the Registrant and this breach or failure constituted:

•	a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•	a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director or officer derived an improper personal profit; or

•	willful misconduct.

The Registrant’s amended and restated bylaws provide that it is required to indemnify its directors and executive officers and may indemnify the Registrant’s employees and other agents to the fullest extent required or permitted by Wisconsin law. Additionally, the Registrant’s amended and restated bylaws require it under certain circumstances to advance reasonable expenses incurred by a director or officer who is a party to a proceeding for which indemnification may be available.

Wisconsin law further provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Wisconsin law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Under Wisconsin law, a director is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it is proved that the director’s conduct constituted conduct described in the bullet points above. In addition, the Registrant carries directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits, as required by Item 601 of Regulation S-K, are attached or incorporated by reference, as indicated below.

Exhibit Number	Exhibit Description

(4.1)	Amended and Restated Articles of Incorporation of Orion Energy Systems, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1, as filed with the Commission on August 20, 2007).

(4.2)	Articles of Amendment to Amended and Restated Articles of Incorporation of Orion Energy Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on August 19, 2025).

(4.3)	Second Amended and Restated Bylaws of Orion Energy Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on November 14, 2022).

(10.1)	Option Award Agreement, dated as of July 18, 2025, by and between Orion Energy Systems, Inc. and Sally A. Washlow (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on July 7, 2025).

(5.1)*	Opinion of Foley & Lardner LLP.

(23.1)*	Consent of BDO USA, P.C.

(23.2)*	Consent of Foley & Lardner LLP (contained in Exhibit (5.1)).

(24)*	Powers of Attorney (included on the signature page to this Registration Statement).

(107)*	Filing Fee Table.

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on or as of November 5, 2025.

ORION ENERGY SYSTEMS, INC.

By:	/s/ Sally A. Washlow
Sally A. Washlow
Chief Executive Officer

Each person whose individual signature appears below hereby authorizes and appoints Sally A. Washlow and J. Per Brodin, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead to execute in the name and on behalf of each person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on or as of November 5, 2025.

Signature	Title

/s/ Sally A. Washlow	Chief Executive Officer and Director
Sally A. Washlow	(Principal Executive Officer)

/s/ J. Per Brodin	Chief Financial Officer, Executive Vice President, Chief Accounting Officer
J. Per Brodin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Anthony L. Otten	Board Chair
Anthony L. Otten

/s/ Ellen B. Richstone	Director
Ellen B. Richstone

/s/ Richard A/ Shapiro	Director
Richard A. Shapiro

Director
Heather L. Wishart-Smith